Exhibit 99.1

Broadstone Acquisition Corp. Announces Filing of

Definitive Proxy Statement and December 14, 2021

Extraordinary General Meeting to Vote on Business

Combination with Vertical Aerospace Group Ltd.

●	Extraordinary general meeting of Broadstone shareholders to be held virtually and in New York on December 14, 2021 at 10:00 AM, Eastern Time.

●	Business combination with Vertical expected to close on or about December 16, 2021, subject to shareholder approval, after which Pubco’s ordinary shares and warrants will be listed on the New York Stock Exchange under the symbols “EVTL” and “EVTLW,” respectively.

●	The Broadstone Board of Directors recommends that shareholders vote "FOR" all the proposals at the shareholder meeting.

LONDON, UK -- Broadstone Acquisition Corp. (NYSE: BSN, BSN-UN and BSN-WT) (“Broadstone”), a special purpose acquisition company, has filed its definitive proxy statement/prospectus with the Securities and Exchange Commission (the “SEC”), and established November 10, 2021, as the record date in connection with the previously announced proposed business combination with Vertical Aerospace Group Ltd. (“Vertical” or “Vertical Aerospace”), a global aerospace and technology company that is pioneering zero-emissions aviation.

Broadstone’s registered shareholders as of the record date may vote their shares here.

The definitive proxy statement/prospectus contains important information about the proposed business combination contemplated by the Business Combination Agreement, dated as of June 10, 2021, by and among Broadstone, Vertical Aerospace Ltd. (“Pubco”), Vertical Merger Sub Ltd., Vertical, Vincent Casey (solely in his capacity as the representative of the shareholders of Vertical), and the shareholders of Vertical party thereto. The definitive proxy statement/prospectus is available at www.sec.gov.

Broadstone has engaged D.F. King & Co., Inc. (“D.F. King”) as its proxy solicitor in connection with the extraordinary general meeting. Shareholders who need additional copies of proxy materials, to obtain proxy cards or have questions regarding the proposals to be presented at the extraordinary general meeting may contact D.F. King toll-free at (800) 515-4479 (individuals) or (212) 269-5550 (banks and brokers) or send an email to BSN@dfking.com. To obtain timely delivery of documents, shareholders must request them no later than December 7, 2021.

An extraordinary general meeting of Broadstone’s shareholders to approve the business combination will be held virtually and at the offices of Winston & Strawn, counsel to Broadstone, located at 200 Park Avenue, New York, New York on December 14, 2021 at 10:00 AM, Eastern Time, and the virtual meeting can be accessed by visiting www.virtualshareholdermeeting.com/BSN2021. Broadstone recommends that you join at least 15 minutes before the extraordinary general meeting to ensure you are logged in when the extraordinary general meeting starts. All shareholders of Broadstone are strongly encouraged to read the definitive proxy statement/prospectus carefully and in its entirety before voting and to vote as soon as possible in advance of the extraordinary general meeting.

Broadstone’s Board of Directors recommends all shareholders vote "FOR" all proposals in advance of the Meeting by telephone, via the Internet or by signing, dating and returning the proxy card upon receipt by following the easy instructions on the proxy card.

Your Vote FOR ALL Proposals Is Important, No Matter How Many or How Few Shares You Own.

The business combination is expected to close on or about December 16, 2021, subject to Broadstone shareholder approval and the satisfaction of certain closing conditions. Following the completion of the business combination, Pubco expects its ordinary shares and warrants to be listed on The New York Stock Exchange under the symbols “EVTL” and “EVTLW”, respectively.

About Vertical Aerospace

Vertical is pioneering electric vertical take-off and landing (eVTOL) aviation. The company was founded in 2016 by Stephen Fitzpatrick, an established entrepreneur best known as the founder of OVO, a leading energy and technology group and Europe’s largest independent energy retailer. Over the past five years, Vertical has focused on building the most experienced and senior team in the eVTOL industry, who have over 1,700 combined years of engineering experience, and have certified and supported over 30 different civil and military aircraft and propulsion systems. The company has successfully designed, built and flown two full scale prototypes and is currently finalizing the build of its latest aircraft, the VA-X4.

Vertical’s top-tier partner ecosystem is expected to de-risk operational execution and its pathway to certification, allow for a lean cost structure and enable production at scale. Vertical has received conditional pre-orders for a total of up to 1,350 aircraft from American Airlines, Avolon, Bristow and Iberojet, which includes conditional pre-order options from Virgin Atlantic and Marubeni, and in doing so, is creating multiple potential near term and actionable routes to market.

About the VA-X4 eVTOL Aircraft

The four passenger, one pilot VA-X4 is projected to be capable of transporting a pilot and four passengers across distances of a range over 100 miles at top speeds of over 200 miles per hour, while producing minimal noise and zero operating emissions, with low cost per passenger mile. The VA-X4 is expected to open up advanced air mobility to a whole new range of passengers and transform how we travel. Find out more: www.vertical-aerospace.com

About Broadstone Acquisition Corp.

Broadstone Acquisition Corp. (NYSE: BSN) was set up by serial entrepreneurs, operators and investors, Hugh Osmond, Edward Hawkes and Marc Jonas. It was established to combine with a UK/European business with a strong management team, significant growth prospects, and the opportunity to become a market leader in its sector. Broadstone's executive team has an extensive track record in value creation. The combination of a strong internal team, a network of external resources and the experience of the management team enables Broadstone to support rapid, substantial, and lasting growth.

To read the full proxy statement, please click here.

For more information

Vertical Aerospace – UK/Europe - Nepean

Gavin Davis -  gdavis@nepean.co.uk

Samuel Emden - semden@nepean.co.uk / +447816 459 904

Vertical Aerospace – USA - FTI

Hamm Hooper & Kayt Pitts - verticalaerospace@fticonsulting.com / +1 773 786 7286

Broadstone - Edelman

Iain Dey - Broadstone@Edelman.com / +44 7976 295906

Additional Information and Where to Find It

This communication relates to a proposed business combination between Vertical and Broadstone (the “proposed business combination”). This communication does not constitute (i) solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed business combination or (ii) an offer to sell or exchange, or the solicitation of an offer to buy or exchange, any security of Vertical, Broadstone or any of their respective affiliates, nor shall there be any sale of securities in any jurisdiction in which such offer, sale or exchange would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

This communication does not contain all the information that should be considered concerning the proposed business combination and is not intended to form the basis of any investment decision or any other decision in respect of the proposed business combination. Before making any voting or investment decision, investors and security holders are urged to read the registration statement, the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC in connection with the proposed business combination as they become available because they will contain important information about the proposed business combination.

In connection with the proposed business combination, Vertical has filed a registration statement on Form F-4 (Registration No. 333-257785) with the SEC, which includes a proxy statement of Broadstone in connection with Broadstone’s solicitation of proxies for the vote by Broadstone’s shareholders with respect to the proposed business combination and a prospectus of Vertical. The registration statement was declared effective by the SEC on December 1, 2021. Broadstone also will file other documents regarding the proposed business combination with the SEC. Broadstone’s shareholders and other interested persons are advised to read the definitive proxy statement/prospectus and documents incorporated by reference therein filed in connection with the proposed business combination, as these materials will contain important information about Vertical, Broadstone, and the proposed business combination. The definitive proxy statement/prospectus and other relevant materials for the proposed business combination are being mailed to shareholders of Broadstone as of November 10, 2021, the record date for the extraordinary general meeting.

Shareholders and investors will be able to obtain free copies of the registration statement, proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC by Vertical and Broadstone through the website maintained by the SEC at www.sec.gov, or by directing a request to: info@broadstoneacquisitioncorp.com, or Broadstone Acquisition Corp., 7 Portman Mews South Marylebone, London, W1H 6AY, United Kingdom. In addition, the documents filed by Vertical may be obtained free of charge from Vertical’s website at https://vertical-aerospace.com/ or by written request to Vertical at Vertical Aerospace Ltd., 140-142 Kensington Church Street, London, W8 4BN, United Kingdom.

Participants in Solicitation

Vertical and Broadstone and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Broadstone’s shareholders in connection with the proposed business combination. Additional information regarding the interests of those persons and other persons who may be deemed participants in the proposed business combination may be obtained by reading the proxy statement/prospectus regarding the proposed business combination. You may obtain free copies of these documents as described in the preceding paragraph.

Cautionary Statement Regarding Forward-Looking Statements

This communication includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Broadstone’s and Vertical’s actual results may differ from their expectations, estimates and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue” and similar expressions (or the negative versions of such words or expressions) are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, Broadstone’s and Vertical’s expectations with respect to future performance and anticipated financial impacts of the proposed business combination, the satisfaction of the closing conditions to the proposed business combination, and the timing of the completion of the proposed business combination. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from those discussed in the forward-looking statements. Most of these factors are outside Broadstone’s and Vertical’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: (1) the occurrence of any event, change, or other circumstances that could give rise to the termination of the definitive business combination agreement (the “Agreement”); (2) the outcome of any legal proceedings that may be instituted against Broadstone and Vertical following the announcement of the Agreement and the transactions contemplated therein; (3) the inability to complete the proposed business combination, including due to failure to obtain approval of the shareholders of Broadstone and Vertical, certain regulatory approvals, or satisfy other conditions to closing in the Agreement; (4) the occurrence of any event, change, or other circumstance that could give rise to the termination of the Agreement or could otherwise cause the transaction to fail to close; (5) the ability to implement business plans, forecasts and other expectations after the completion of the business combination, and identify and realize additional opportunities; (6) the potential inability of Vertical to produce or launch aircraft in the volumes and on timelines projected; (7) the potential inability of Vertical to obtain the necessary certifications on the timelines projected; (8) the potential that certain of Vertical’s strategic partnerships may not materialize into long-term partnership arrangements; (9) the impact of COVID-19 on Vertical’s business and/or the ability of the parties to complete the proposed business combination; (10) the inability to list Vertical’s ordinary shares on the NYSE following the proposed business combination; (11) the risk that the proposed business combination disrupts current plans and operations as a result of the announcement and consummation of the proposed business combination; (12) the ability to recognize the anticipated benefits of the proposed business combination, which may be affected by, among other things, competition, the ability of Vertical to grow and manage growth profitably, and retain its key employees; (13) costs related to the proposed business combination; (14) changes in applicable laws or regulations; (15) the possibility that Vertical or Broadstone may be adversely affected by other economic, business, and/or competitive factors; and (16) other risks and uncertainties indicated from time to time in the final prospectus of Broadstone for its initial public offering and the proxy statement/prospectus relating to the proposed business combination, including those under “Risk Factors” therein, and in Broadstone’s other filings with the SEC. Broadstone cautions that the foregoing list of factors is not exclusive. Broadstone cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Broadstone does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based.

Disclaimer

This communication is for informational purposes only and is neither an offer to purchase, nor a solicitation of an offer to sell, subscribe for or buy, any securities or the solicitation of any vote in any jurisdiction pursuant to the Business Combination or otherwise, nor shall there be any sale, issuance or transfer or securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.